                                 SCHEDULE 13D

                                 (RULE 13d-101)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
               Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                                  Vsource, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  92908B 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                      Mercantile Equity Partners III, L.P.
                          Attention: I. Steven Edelson
                                1372 Shermer Road
                           Northbrook, Illinois 60062
                                 (847) 509-3711

                                 with a copy to:
                             Michael H. Altman, Esq.
                                Altheimer & Gray
                              10 South Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 715-4961

--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                December 18, 2001
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92908B 10 5                 13D                     PAGE 2 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mercantile Equity Partners III, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    424,785 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    424,785 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     424,785 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.9% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Mercantile Equity Partners III, L.P. ("MEP, LP") directly holds 91,161 shares of Series 1-A Convertible Preferred Stock which are convertible into 424,785 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                     PAGE 3 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mercantile Equity Partners III, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    424,785 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    424,785 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     424,785 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.9% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

(1) Solely in its capacity as general partner of MEP, LP. MEP, LP directly holds 91,161 shares of Series 1-A Convertible Preferred Stock which are convertible into 424,785 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                     PAGE 4 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mercantile Capital Partners I, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    3,260,302 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    3,260,302 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,260,302 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.2% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Mercantile Capital Partners I, L.P. ("MCP") directly holds (a) 624,025 shares of Series 2-A Convertible Preferred Stock which are convertible into 3,205,991 shares of Common Stock and (b) a Warrant to purchase 54,312 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                     PAGE 5 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mercantile Capital Group, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    3,260,302 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    3,260,302 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,260,302 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.2% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

(1) Mercantile Capital Group, LLC ("MCG") is the general partner of MCP. MCP directly holds (a) 624,025 shares of Series 2-A Convertible Preferred Stock which are convertible into 3,205,991 shares of Common Stock and (b) a Warrant to purchase 54,312 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                     PAGE 6 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mercantile Capital Management Corp.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    3,260,302 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    3,260,302 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,260,302 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     13.2% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the manager of MCG which is the general partner of MCP. MCP directly holds (a) 624,025 shares of Series 2-A Convertible Preferred Stock which are convertible into 3,205,991 shares of Common Stock and (b) a Warrant to purchase 54,312 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                     PAGE 7 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     The Edelson Family Trust dated September 17, 1997
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    424,785 (1)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    424,785 (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     424,785 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.9% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

(1) Solely in its capacity as a managing member of MEP, LLC which is the general partner of MEP, LP. MEP, LP directly holds 91,161 shares of Series 1-A Convertible Preferred Stock which are convertible into 424,785 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                     PAGE 8 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Asia Internet Investment Group I, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    316,808 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    316,808 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     316,808 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

(1) Asia Internet Investment Group I, LLC ("AIIG") directly holds 316,808 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                     PAGE 9 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Asia Investing Group, LP
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    316,808 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    316,808 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     316,808 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as managing member of AIIG. AIIG directly holds 316,808 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                    PAGE 10 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Asia Investors Group, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    316,808 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    316,808 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     316,808 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

(1) Solely in its capacity as general partner of Asia Investing Group, LP ("AIG, LP"), which is the managing member of AIIG. AIIG directly holds 316,808 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                    PAGE 11 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mercantile Asia Investors, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    316,808 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    316,808 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     316,808 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as managing member of Asia Investors Group, LLC ("AIG, LLC"), the general partner of AIG, LP which is the managing member of AIIG. AIIG directly holds 316,808 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                    PAGE 12 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mercantile Asia, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    316,808 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    316,808 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     316,808 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.5% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

(1) Solely in its capacity as general partner of Mercantile Asia Investors, L.P. ("MAI, LP"), which is the managing member of AIG, LLC, which is the general partner of AIG, LP, which is the managing member of AIIG. AIIG directly holds 316,808 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                    PAGE 13 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael A. Reinsdorf
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    17,884 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    4,001,896 (1)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    17,884 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    4,001,896 (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,019,780 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.0% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Solely in his capacity as (a) a managing member of Mercantile Equity Partners III, L.L.C. ("MEP, LLC"), (b) a member of MCG, (c) a member of the Investment Committee of Mercantile Capital Management Corp. ("MCM"), and
     (d) a managing member of Mercantile Asia, LLC ("MA, LLC"). MEP, LLC is the general partner of MEP, LP, which directly holds 91,161 shares of Series 1-A Convertible Preferred Stock which are convertible into 424,785 shares of Common Stock. MCG is the general partner of MCP, which directly holds
     (a) 624,025 shares of Series 2-A Convertible Preferred Stock which are convertible into 3,205,991 shares of Common Stock and (b) a Warrant to purchase 54,312 shares of Common Stock. MA, LLC is the general partner of MAI, LP, which is the managing member of AIG, LLC, which is the general partner of AIG, LP, which is the managing member of AIIG, which directly holds 316,808 shares of Common Stock. In addition, Mr. Reinsdorf directly owns 3,838 shares of Series 1-A Convertible Preferred Stock which are convertible into 17,884 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                    PAGE 14 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     I. Steven Edelson
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    2,543,396 (1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    4,001,896 (1)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    2,543,396 (1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    4,001,896 (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,545,292 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     23.7% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Shares are beneficially owned personally and in his capacity as (a) a managing member of MEP, LLC, and trustee of The Edelson Family Trust dated September 17, 1997 (the "Trust") which is also a managing member of MEP, LLC, (b) a member of MCG, (c) a member of the Investment Committee of MCM, and (d) a managing member of MA, LLC. MCG is the general partner of MCP. MEP, LLC is the general partner of MEP, LP, which directly holds 91,161 shares of Series 1-A Convertible Preferred Stock which are convertible into 424,785 shares of Common Stock. MCP directly holds (a) 624,025 shares of Series 2-A Convertible Preferred Stock which are convertible into 3,205,991 shares of Common Stock and (b) a Warrant to purchase 54,312 shares of Common Stock. MA, LLC is the general partner of MAI, LP, which is the managing member of AIG, LLC, which is the general partner of AIG, LP, which is the managing member of AIIG. AIIG directly holds 316,808 shares of Common Stock. In addition, Mr. Edelson is the trustee of the Mercantile Companies Inc. Money Purchase Plan which holds 3,838 shares of Series 1-A Convertible Preferred Stock which are convertible into 17,884 shares of Common Stock. Mr. Edelson holds options, currently exercisable to purchase 2,525,512 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

CUSIP NO. 92908B 10 5                 13D                    PAGE 15 OF 23 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Nathaniel C. A. Kramer
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

     WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    3,577,110 (1)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    3,577,110 (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,577,110 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.4% (2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Solely in his capacity as (a) a member of MCG, (b) a member of the Investment Committee of MCM, and (c) a managing member of MA, LLC. MCG is the general partner of MCP, which directly holds (a) 624,025 shares of Series 2-A Convertible Preferred Stock which are convertible into 3,205,991 shares of Common Stock and (b) a Warrant to purchase 54,312 shares of Common Stock. MA, LLC is the general partner of MAI, LP, which is the managing member of AIG, LLC, which is the general partner of AIG, LP, which is the managing member of AIIG. AIIG directly holds 316,808 shares of Common Stock.
(2)  Based on 21,431,394 shares of Common Stock outstanding, as described in
     Item 5 herein.

Item 1. Security and Issuer. Item 1 is hereby amended and restated as follows:

     This Amendment No. 4 to statement on Schedule 13D (the "Schedule 13D") relates to the shares of common stock, $0.01 par value (the "Common Stock") of Vsource, Inc., a Delaware corporation ("Issuer").

     The principal executive offices of Issuer are located at 16875 West Bernardo Drive, Suite 250, San Diego, CA 92127.

Item 3. Source and Amount of Funds or Other Consideration. Item 3 is hereby amended by adding the following paragraph at the end thereof:

     Mr. Edelson received the options reported herein in connection with his service as Co-Chairman and a director of the Issuer. The source and amount of funds or other consideration which may be used by the Reporting Persons to exercise such options will be an aggregate of $353,401.50 in cash.

Item 4. Purpose of Transaction. Item 4 is hereby amended by adding the following section thereto, immediately prior to the section entitled "General":

Stock Options.

     On December 18, 2001, the board of directors of the Issuer granted stock options to certain individuals pursuant to its 2001 Stock Option/Stock Issuance Plan (the "Stock Option Plan"). Mr. Edelson, for his service as Co-Chairman of the Issuer, was granted options to purchase 3,034,015 shares of Common Stock at $.10 per share. Of these 3,034,015 options, 50% were vested as of June 22, 2001 and the balance vest in a series of four successive equal quarterly installments of 12.5% each, beginning on September 22, 2001. In addition, Mr. Edelson was granted options to purchase 500,000 shares of Common Stock at $.10 per share. Of these 500,000 options, 25% were vested as of September 22, 2001 and the remaining 75% vest in three successive equal quarterly installments of 25% each, beginning on December 22, 2001. The options described in this paragraph are collectively referred to herein as the "Options".

     Pursuant to the governing documents of MCP and MCG, because Mr. Edelson serves as a director of the Issuer in connection with MCP's investment in the Issuer, Mr. Edelson is required to contribute 100% of the proceeds he receives in connection with exercise of the Options to MCG, and MCG is required to contribute 50% of the proceeds it receives in connection with exercise of the Options to MCP. The Reporting Persons currently anticipate that Mr. Edelson will contribute the proceeds, if any, received upon exercise of the Options and sale of the underlying Common Stock to MCG, and that 50% of any proceeds received by MCG in connection with the Options will reduce, dollar for dollar, management fees otherwise payable by MCP to MCG. However, currently Mr. Edelson retains all authority over the decisions with respect to exercise of the Options and, upon any such exercise, he will retain all voting and dispositive power over the underlying shares of Common Stock. Therefore, such shares are reported in this
Schedule 13D as beneficially owned by Mr. Edelson only, and not by MCP, MCG, or any of their controlling entities or persons.

     The Options are currently exercisable to purchase 2,525,512 shares of Common Stock, which shares are reported herein as beneficially owned by Mr. Edelson. The Options will become exercisable for an additional 504,252 shares of Common Stock on each of March 22, 2002 and June 22, 2002.

Item 5. Interest in Securities of the Issuer. Item 5 is hereby amended and restated in its entirety as follows:

     Each of the calculations in this Item 5 are based on 21,431,394 shares of Common Stock outstanding, as reported in the Issuer's most recent Form 10-Q. For purposes of calculating the beneficial ownership of each of the Reporting Persons, as required by the rules of the SEC, it is assumed that only the securities convertible into Common Stock held by such Reporting Person is so converted.

     (a)-(b)

     MEP, LP

     MEP, LP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 424,785 shares of Common Stock (upon conversion of 91,161 shares of Series 1-A Convertible Preferred Stock) which constitutes approximately 1.9% of the issued and outstanding shares of Common Stock.

     MEP, LLC

     As the sole general partner of MEP, LP, MEP, LLC may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 424,785 shares of Common Stock (upon conversion of 91,161 shares of Series 1-A Convertible Preferred Stock) which constitutes approximately 1.9% of the issued and outstanding shares of Common Stock.

     MCP

     MCP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 3,260,302 shares of Common Stock (upon (a) conversion of 624,025 shares of Series 2-A Convertible Preferred Stock into 3,205,991 shares of Common Stock and (b) exercise of the Warrant for 54,312 shares of Common Stock) which constitutes approximately 13.2% of the issued and outstanding shares of Common Stock.

     MCG

     Directly, as the sole general partner of MCP, MCG may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 3,260,302 shares of Common Stock (upon (a) conversion of 624,025 shares of Series 2-A Convertible Preferred Stock into 3,205,991 shares of Common Stock and (b) exercise of the Warrant for 54,312 shares of Common Stock), which constitutes approximately 13.2% of the issued and outstanding shares of Common Stock.

     MCM

     As the non-member manager of MCG, MCM may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 3,260,302 shares of Common Stock (upon (a) conversion of 624,025 shares of Series 2-A Convertible Preferred Stock into 3,205,991 shares of Common Stock and (b) exercise of the Warrant for 54,312 shares of Common Stock), which constitutes approximately 13.2% of the issued and outstanding shares of Common Stock.

     The Trust

     As a managing member of MEP, LLC, the Trust may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with shared voting power and shared dispositive power, of 424,785 shares of Common Stock (upon conversion of 91,161 shares of Series 1-A Convertible Preferred Stock) which constitutes approximately 1.9% of the issued and outstanding shares of Common Stock.

     AIIG

     AIIG may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting and sole dispositive power, of 316,808 shares of Common Stock which constitutes approximately 1.5% of the issued and outstanding shares of Common Stock.

     AIG, LP

     As the managing member of AIIG, AIG, LP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 316,808 shares of Common Stock, which constitutes approximately 1.5% of the issued and outstanding shares of Common Stock.

     AIG, LLC

     AIG, LLC is the general partner of AIG, LP. AIG, LP is the managing member of AIIG. Therefore, AIG, LLC may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 316,808 shares of Common Stock which constitutes approximately 1.5% of the issued and outstanding shares of Common Stock.

     MAI, LP

     MAI, LP is the managing member of AIG, LLC. AIG, LLC is the general partner of AIG, LP. AIG, LP is the managing member of AIIG. Therefore, MAI, LP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 316,808 shares of Common Stock which constitutes approximately 1.5% of the issued and outstanding shares of Common Stock.

     MA, LLC

     MA, LLC is the general partner of MAI, LP. MAI, LP is the managing member of AIG, LLC. AIG, LLC is the general partner of AIG, LP. AIG, LP is the managing member of AIIG. Therefore, MA, LLC may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with sole voting power and sole dispositive power, of 316,808 shares of Common Stock which constitutes approximately 1.5% of the issues and outstanding shares of Common Stock.

     Mr. Reinsdorf

     Directly, and as a managing member of MEP, LLC and MA, LLC, a member of MCG and a stockholder of MCM, Mr. Reinsdorf may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,019,780 shares of Common Stock (upon
(a) conversion of 91,161 shares of Series 1-A Convertible Preferred Stock into 424,785 shares of Common Stock, (b) conversion of 3,838 shares of Series 1-A Convertible Preferred Stock into 17,884 shares of Common Stock, (c) conversion of 624,025 shares of Series 2-A Convertible Preferred Stock into 3,205,991 shares of Common Stock, (d) exercise of the Warrant for 54,312 shares of Common Stock, and (e) including 316,808 shares of Common Stock held directly by AIIG) which constitutes approximately 16.0% of the issued and outstanding shares of Common Stock. Of such shares, Mr. Reinsdorf may be deemed to have sole voting power and sole dispositive power with respect to 17,884 shares of Common Stock, which constitutes 0.1% of the issued and outstanding shares of Common Stock, and shared voting power and shared dispositive power with respect to 4,001,896 shares of Common Stock, which constitutes approximately 15.9% of the issued and outstanding shares of Common Stock.

     Mr. Edelson

     Directly, as a managing member of MEP, LLC and MA, LLC, as trustee of the Trust, as trustee of the Mercantile Companies Inc. Money Purchase Plan, as a member of MCG and as a stockholder of MCM, Mr. Edelson may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 6,545,292 shares of Common Stock (upon (a) conversion of 91,161 shares of Series 1-A Convertible Preferred Stock into 424,785 shares of Common Stock, (b) conversion of 624,025 shares of Series 2-A Convertible Preferred Stock into 3,205,991 shares of Common Stock, (c) exercise of the Warrant for 54,312 shares of Common Stock, (d) conversion of 3,838 shares of Series 1-A Convertible Preferred Stock into 17,884 shares of Common Stock, (e) exercise of options which are currently exercisable to purchase 2,525,512 shares of Common Stock, and (f) including 316,808 shares of Common Stock held directly by AIIG) which constitutes approximately 23.7% of the issued and outstanding shares of Common Stock. Of such shares, Mr. Edelson may be deemed to have sole voting power and sole dispositive power with respect to 2,543,396 shares of Common Stock, which constitutes 9.2% of the issued and outstanding shares of Common Stock, and shared voting power and shared dispositive power with respect to 4,001,896 shares of Common Stock, which constitutes approximately 14.4% of the issued and outstanding shares of Common Stock.

     Mr. Kramer

     As a managing member of MA, LLC, a member of MCG and a stockholder of MCM, Mr. Kramer may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner, with shared voting power and shared dispositive power, of 3,577,110 shares of Common Stock (upon (a) conversion of 624,025 shares of Series 2-A Convertible Preferred Stock into 3,205,991 shares of Common Stock,
(b) exercise of the Warrant for 54,312 shares of Common Stock, and (c) including 316,808 shares of Common Stock held directly by AIIG) which constitutes approximately 14.4% of the issued and outstanding shares of Common Stock.

     (c) Except as set forth in Item 4 above, none of the Reporting Persons have effected any other transactions in Common Stock during the past sixty (60) days.

     (d)  Not applicable.

     (e)  Not applicable.


Item 7. Materials to be Filed as Exhibits.

     Exhibit 1 Statement made pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     Exhibit 2 Certificate of Incorporation of the Issuer (Incorporated by reference to Exhibit 2 to the Schedule 13D filed on July 5, 2001 by the Reporting Persons).

     Exhibit 3 Certificate of Designation of Series 2-A Convertible Preferred Stock (Incorporated by reference to Exhibit 3 to the Schedule 13D filed July 5, 2001 by the Reporting Persons).

     Exhibit 4 Certificate of Designation of Series 3-A Convertible Preferred Stock (Incorporated by reference to Exhibit 4 to the Schedule 13D filed July 5, 2001 by the Reporting Persons).

     Exhibit 5      Form of Common Stock Warrant (Incorporated by reference to
                    Exhibit 5 to the Schedule 13D filed July 5, 2001 by the Reporting Persons).

     Exhibit 6 Form of Registration Rights Agreement (Incorporated by reference to Exhibit 6 to the Schedule 13D filed July 5, 2001 by the Reporting Persons).

     Exhibit 7 Convertible Note Purchase Agreement (Incorporated by reference to Exhibit 7 to the Schedule 13D filed July 5, 2001 by the Reporting Persons).

     Exhibit 8 Form of Series A Note (Incorporated by reference to Exhibit 8 to the Schedule 13D filed July 5, 2001 by the Reporting Persons).

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 8, 2002           MERCANTILE EQUITY PARTNERS III, L.P.,
                                 an Illinois limited partnership, its
                                 Managing Member

                                 By: Mercantile Equity Partners III, L.L.C., an Illinois limited liability company, its General Partner

                                        By:    /s/ I. Steven Edelson
                                               ---------------------
                                        Name:  I. Steven Edelson
                                        Title: Managing Member

                                 MERCANTILE EQUITY PARTNERS III, L.L.C.,
                                 an Illinois limited liability company, its General Partner

                                 By:    /s/ I. Steven Edelson
                                        ---------------------
                                 Name:  I. Steven Edelson
                                 Title: Managing Member

                                 MERCANTILE CAPITAL PARTNERS I, LP, an Illinois limited partnership

                                 By:    Mercantile Capital Group, LLC, a
                                        Delaware limited liability company,
                                        its general partner

                                        By:    Mercantile Capital Management
                                               Corp., an Illinois corporation,
                                               its manager

                                               By:   /s/ I. Steven Edelson
                                                     ---------------------
                                                     Name:  I. Steven Edelson
                                                     Title: President

                                 MERCANTILE CAPITAL GROUP, LLC, a Delaware limited liability company

                                 By:    Mercantile Capital Management Corp.,
                                        an Illinois corporation, its manager

                                        By:    /s/ I. Steven Edelson
                                               ---------------------
                                        Name:  I. Steven Edelson
                                        Title: President

                                 MERCANTILE CAPITAL MANAGEMENT CORP.,
                                 an Illinois corporation, its manager

                                 By:    /s/ I. Steven Edelson
                                        ---------------------
                                 Name:  I. Steven Edelson
                                 Title: President

                        THE EDELSON FAMILY TRUST DATED
                        SEPTEMBER 17, 1997

                        By:    /s/ I. Steven Edelson
                               ---------------------
                        Name:  I. Steven Edelson
                        Title: Trustee

                        ASIA INTERNET INVESTMENT GROUP I, LLC,
                        a Delaware limited liability company

                        By: Asia Investing Group, LP, a Delaware limited partnership, its managing member

                               By:    Asia Investors Group, LLC, a Delaware
                                      limited liability company, its general
                                      partner

                                      By:    Mercantile Asia Investors, LP, a
                                             Delaware limited partnership, its
                                             managing member

                                             By:    Mercantile Asia, LLC, a
                                                    Delaware limited liability
                                                    company, its general partner


                                                    By:    /s/ I. Steven Edelson
                                                           ---------------------
                                                    Name:  I. Steven Edelson
                                                    Title: Managing Member

                        ASIA INVESTING GROUP, LP, a Delaware limited partnership

                        By: Asia Investors Group, LP, a Delaware limited liability company, its general partner

                               By: Mercantile Asia Investors, LP, a Delaware limited partnership, its managing member

                                      By:    Mercantile Asia, LLC, a Delaware
                                             limited liability company, its
                                             general partner

                                             By:    /s/ I. Steven Edelson
                                                    ---------------------
                                             Name:  I. Steven Edelson
                                             Title: Managing Member

                        ASIA INVESTORS GROUP, LLC, a Delaware limited liability company

                        By:    Mercantile Asia Investors, LP, a
                               Delaware limited partnership, its
                               managing member

                               By:    Mercantile Asia, LLC, a
                                      Delaware limited liability
                                      company, its general partner

                                      By:    /s/ I. Steven Edelson
                                             ---------------------
                                      Name:  I. Steven Edelson
                                      Title: Managing Member

                        MERCANTILE ASIA INVESTORS, LP, a Delaware limited partnership

                        By: Mercantile Asia, LLC, a Delaware limited liability company, its general partner

                               By:    /s/ I. Steven Edelson
                                      ---------------------
                               Name:  I. Steven Edelson
                               Title: Managing Member

                        MERCANTILE ASIA, LLC, a Delaware limited liability company

                        By:    /s/ I. Steven Edelson
                               ---------------------
                        Name:  I. Steven Edelson
                        Title: Managing Member


                        /s/ Michael A. Reinsdorf
                        -------------------------------------
                        MICHAEL A. REINSDORF, an Individual


                        /s/ I. Steven Edelson
                        -------------------------------------
                        I. STEVEN EDELSON, an Individual


                        /s/ Nathaniel C. A. Kramer
                        -------------------------------------
                        NATHANIEL C. A. KRAMER, an Individual